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                                                                    EXHIBIT 11.1

             STATEMENTS REGARDING COMPUTATION OF NET LOSS PER SHARE
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                                                              Three Months Ended            Nine Months Ended
                                                                   March 31                      March 31
                                                                   --------                      --------
                                                              1997          1996           1997            1996
                                                          ------------   -----------   -------------   ------------
Net loss per share was calculated as follows:
  Net loss                                                $(7,971,721)   $ (421,876)   $(10,711,811)   $(1,328,410)
  Periodic non-cash accretions on redeemable
   convertible preferred stock                                                             (786,803)
  Non-cash, non-recurring dividends on
   conversions of redeemable preferred B stock                                           (8,466,412)
  Non-recurring dividends on repurchase of
   redeemable preferred C stock                                                            (573,305)
  Net loss attributable to common stockholders             (7,971,721)     (421,876)    (20,538,331)    (1,328,410)

Primary:
  Weighted average common shares outstanding                8,291,764     3,047,543       5,639,573      3,027,624
  Incremental shares under stock options computed
   under the treasury stock method using the
   average market price of the issuer's
   common stock during the periods                            425,862       194,714         324,331         99,128
  Weighted average common and common
   equivalent shares outstanding unless antidilutive        8,291,764     3,047,543       5,639,573      3,027,624
  Net loss per common share                                     (0.96)         (.14)          (3.64)          (.44)

Fully diluted:
  Weighted average common shares outstanding                8,291,764     3,047,543       5,639,573      3,027,624
  Incremental shares under stock options computed
   under the treasury stock method using the
   market price of the issuer's common stock at
   the end of the periods if higher than the average
   market price                                               425,862       194,714         324,331         99,128
  Weighted average common and common
   equivalent shares outstanding unless antidilutive        8,291,764     3,047,543       5,639,573      3,027,624
  Net loss per common share                                     (0.96)         (.14)          (3.64)          (.44)
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